Exhibit 99.1

August 10, 2015

Via Registered Mail and E-MAIL

Horizon Pharma Public Limited Company
c/o Horizon Pharma, Inc.
520 Lake Cook Road, Suite 520
Deerfield,  IL 60015

Attention:	Timothy P. Walbert
Chairman, President and CEO

Re:  Your August 3 Correspondence

Ladies and Gentlemen:

Reference is made to the following letters from Horizon Pharma, Inc. to Depomed, Inc. (“Depomed” or the “Company”): (i) August 3, 2015 letter (Re Shareholder Request to Set a Request Record Date for Determining Shareholders Entitled to Request a Special Meeting of the Shareholders of Depomed, Inc.) (the “Request Record Date Letter”); and (ii) August 3, 2015 letter (Re Clarification With Respect to Shareholder Request for a Special Meeting of the Shareholders of Depomed, Inc.) (the “Supplemental Letter”).

Depomed is in the process of reviewing your Request Record Date Letter.  There is a threshold issue, however, as to which we would appreciate further clarification in order to facilitate our review:  We understand that you are seeking to call a special meeting to remove the entire Board of Directors to advance your acquisition proposal, but your request appears to be premature given that you have not yet identified any director nominees.  Please confirm that under your proposal, as submitted on August 3, incumbent directors would remain in office even if the shareholders have voted to remove them.  We look forward to your response and clarification as we continue our work in the coming days.

Please be advised that we will consider your inquiries in the Supplemental Letter in the context of reviewing your Request Record Date Letter and will respond in due course.  We do intend to take appropriate steps to make sure that beneficial owners of our shares (including institutional investors) unaffiliated to you will not be required provide information that would not be customary for a solicitation process of this nature.  While we are mindful of your expressed urgency, our interest is to make sure that all shareholders, including institutional investors,  receive all appropriate information to make a fully informed decision regarding your proposed solicitation, and that there is an orderly process for the extraordinary corporate action that you are proposing.

Finally, we note a reference in your preliminary solicitation materials filed with the SEC to a July 2, 2015 letter from Horizon to Depomed.  As far as we know, we have received no such letter, so would appreciate if you could forward us a copy.

We look forward to your response and cooperation on these matters.

Sincerely,

Depomed, Inc.

By:	/s/ Matthew M. Gosling
	Name:	Matthew M. Gosling
	Title:	Senior Vice President and General Counsel